CALCULATION OF REGISTRATION FEE

	Proposed maximum	Amount of
Title of each class of securities to be registered	aggregate offering price	registration fee (1)
Common Stock, $1.00 Par Value	$150,000,000	$5,895

(1) Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.

P R O S P E C T U S S U P P L E M E N T	Filed pursuant to Rule 424 (b)(2)
(To Prospectus Dated September 22, 2008)	Registration No. 333-147694
$150,000,000
Wilmington Trust Corporation
Common Stock
     On September 22, 2008, we entered into an ATM Equity OfferingSM* Sales Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, relating to shares of our common stock, $1.00 par value, offered by this prospectus supplement and the accompanying prospectus having an aggregate sales price of up to $150,000,000.
     In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock at any time and from time to time through Merrill Lynch as our sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices.
     Our common stock is listed on the New York Stock Exchange under the symbol “WL.” The last reported sale price of our common stock on the New York Stock Exchange on September 19, 2008 was $35.75 per share.
     Investing in our common stock involves risks. For an in-depth discussion of these risks, please refer to “Risk Factors” beginning on page S-5 of this prospectus supplement.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     These securities are not savings or deposit accounts or other obligations of any of our banks or non-bank subsidiaries, and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency or instrumentality.
     Merrill Lynch will receive from us a commission equal to 2.00% of the gross sales price per share for any shares sold through it as our sales agent under the sales agreement. Subject to the terms and conditions of the sales agreement, Merrill Lynch will use its reasonable efforts to sell on our behalf any shares to be offered by us under the sales agreement.

Merrill Lynch & Co.

The date of this prospectus supplement is September 22, 2008.
* ATM Equity Offering is a service mark of Merrill Lynch & Co., Inc.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.
We are offering to sell and seeking offers to buy the common stock only in places where sales are permitted.
You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part, the prospectus supplement, describes the specific terms of the offering and certain other matters relating to Wilmington Trust Corporation. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If any of the matters presented in this prospectus supplement differ from the description in the base prospectus, the description in this prospectus supplement supersedes the description in the base prospectus.
INCORPORATION OF DOCUMENTS FILED WITH THE SEC
The following documents have been filed by Wilmington Trust (File No. 001-14659) with the SEC and are incorporated by reference into this prospectus (excluding any portions of those documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (which we filed with the SEC on February 29, 2008);

•	The sections of our Annual Report to Shareholders for 2007, which we filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (which we filed with the SEC on February 29, 2008), entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Audited Consolidated Financial Statements”, “Notes to Consolidated Financial Statements”, “Reports of Independent Registered Public Accounting Firm”, and “Stockholder Information”, to the extent required to be disclosed on Form 10-K and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	The information required by Part III of Form 10-K contained in our Definitive Proxy Statement on Schedule 14A (which we filed with the SEC on February 29, 2008) on pages 1, 3-6, and 9-30 thereof;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 (which we filed with the SEC on May 12, 2008) and for the quarter ended June 30, 2008 (which we filed with the SEC on August 11, 2008); and

•	Forms 8-K we filed with the SEC on January 31, 2008, February 19, 2008, March 25, 2008, April 1, 2008, April 18, 2008, June 24, 2008, June 25, 2008, July 18, 2008, and September 11, 2008; and

•	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A/A (which we filed with the SEC on December 22, 2004), File No. 001-14695.
All documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference into this prospectus from the date of the filing of the documents, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information filed with the SEC previously.
We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office, located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, (302) 651-1000, Attention: Gerard A. Chamberlain.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision. When used in this prospectus supplement, the terms “we,” “us,” “our,” and “Wilmington Trust” refer to Wilmington Trust Corporation and its subsidiaries, unless specified otherwise.
WILMINGTON TRUST CORPORATION
We are a bank and thrift holding company, and a financial holding company under the Bank Holding Company Act. Our banking subsidiaries are Wilmington Trust Company, a Delaware-chartered bank and trust company, or WTC, Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company, or WTPA, and Wilmington Trust FSB, a federal savings bank with banking offices in Delaware, Florida, Maryland, and Pennsylvania, or WTFSB. We refer to WTC, WTPA, and WTFSB collectively as the Banks. WTC is the largest full-service bank headquartered in Delaware and one of the nation’s largest personal trust companies. At June 30, 2008, WTC, together with its affiliates Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC, had over $50 billion in assets under management. Subsidiaries of WTC engage in the distribution of WTC-sponsored mutual funds, investment advising, the sale of securities, and insurance and related activities.
At June 30, 2008, we had over $12.1 billion of total assets, including approximately $9.3 billion in loans. At the same date, we were well-capitalized, with over $1.2 billion of qualifying capital for risk-based capital purposes, representing 11.14% of our risk-weighted assets, and $743.5 million of “Tier 1” capital, representing 6.74% of risk-weighted assets and 6.45% of average assets at June 30, 2008.
For the six month period ended June 30, 2008, we reported net income of $21.9 million, or $0.33 per diluted share, compared to the $91.8 million, or $1.32 per diluted share, reported for the six month period ended June 30, 2007, which is a decrease of $69.9 million, or 76.1%. The decline in earnings was primarily attributable to non-cash impairment charges of $79.5 million that we took in the second quarter of 2008, which consisted principally of a $66.9 million goodwill impairment charge with respect to Roxbury Capital Management, LLC and a $12.6 million securities loss with respect to perpetual preferred stock issued by the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac). As described below, we have previously announced additional writedowns during the third quarter. Net interest income decreased 6.3% to $172.1 million, a decrease of $11.6 million from the $183.7 million reported for the six month period ended June 30, 2007. Non-interest income increased 4.0% to $195.9 million, an increase of $7.5 million over the $188.4 million reported for the six month period ended June 30, 2007.
During the six month period ended June 30, 2008, we increased our reserve for loan losses from $101.1 million (1.19% of loans outstanding) to $113.1 million (1.22% of loans outstanding), which is an increase of $12.0 million, or 11.9%. At June 30, 2008, the total dollar amount of loans past due 90 days or more, nonaccruing loans, and restructured loans represented 83% of loan loss reserves, compared to 84% at December 31, 2007. At June 30, 2008, total nonperforming assets were $88.5 million compared to $80.6 million at December 31, 2007, which is an increase of $7.9 million, or 9.8%. This represented 0.95% of total loans for both periods.
Net charge-offs were $16.4 million for the six month period ended June 30, 2008 compared to $6.8 million for the six month period ended June 30, 2007, which is an increase of $9.6 million, or 141.2% . Provisions for loan losses were $28.4 million for the six month period ended June 30, 2008 compared to $10.1 million for the six month period ended June 30, 2007, which is an increase of $18.3 million, or 181.2%.
As previously disclosed in our Form 10-Q for the quarterly period ended June 30, 2008, subsequent to June 30, 2008, we transferred our entire corporate debt securities portfolio from available-for-sale to held-to-maturity. This portfolio includes single-issuer as well as pooled trust preferred securities. The original cost of this portfolio was $326.2 million. On the date of such transfer, the estimated fair value of this portfolio was $189.1 million. For a discussion of the accounting treatment of the portfolio commencing at the time of such transfer, see note 11 to the unaudited financial statements in our Form 10-Q for the quarterly period ended June 30, 2008. In addition, we will report the decrease in fair value from $227.2 million at June 30, 2008 to $189.1 million on the date of such transfer in accumulated other comprehensive loss at September 30, 2008. The transfer is expected to reduce the volatility and future negative effect on our capital ratios because held-to-maturity securities are not marked-to-market through other comprehensive income/loss, but carried at their amortized cost basis.
As previously disclosed in our Form 8-K filed on September 11, 2008, following the U.S. government’s action on September 7, 2008 that placed Fannie Mae and Freddie Mac into conservatorship, we determined that the fair value of our investment in the perpetual preferred stock issued by Fannie Mae and Freddie Mac, which was $21.1 million at June 30, 2008, was $1.4 million at September 10, 2008. We further determined that our investment in these shares of preferred stock had become other-than-temporarily impaired. As a result, we will record this $19.7 million decrease in valuation as a securities loss in the third quarter of 2008. On an after-tax basis, this writedown will reduce our net income for the third quarter of 2008 by $12.5 million, or $0.18 per share on a diluted basis.
We are a legal entity separate and distinct from the Banks and our non-banking subsidiaries, which, together with the Banks, we refer to as the Affiliates. Accordingly, our right, and thus the right of our creditors and stockholders, to participate in any distribution of the assets or earnings of any Affiliate is subject to the prior claims of creditors of the Affiliate, except to the extent that claims in our capacity as a creditor of the Affiliate may be recognized. The principal sources of our revenues historically have been dividends from the Affiliates. Please refer to Note 16 of the Notes to Consolidated Financial Statements in our Annual Report to Shareholders for 2007 for a discussion of restrictions on the payment of dividends by the Banks and us.
WTC was organized under Delaware law in 1903. We were incorporated under Delaware law in 1985. Our executive offices are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, and our telephone number is (302) 651-1000.

THE OFFERING
The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of the accompanying prospectus entitled “Description of Common Stock.”

Issuer	Wilmington Trust Corporation, a Delaware corporation.

Common Stock Offered	Shares of common stock, $1.00 par value, having an aggregate sales price of up to $150,000,000.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes.

Rick Factors	An investment in our common stock is subject to risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

New York Stock Exchange Symbol	WL

RISK FACTORS
An investment in our common stock is subject to risk. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein.
Before you decide to invest in our common stock, you should consider the risk factors below as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), or 15(d) of the Exchange Act before making an investment decision. Please refer to “Incorporation of Documents Filed with the SEC” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus for discussions of these other filings.
Additional Risks Relating to Wilmington Trust
We are subject to certain principal interest rate and credit risks associated with commercial and consumer lending.
A certain degree of credit risk is inherent in the Banks’ various lending activities. The Banks offer fixed and adjustable interest rates on loans, with terms of up to 30 years. Adjustable rate mortgage (“ARM”) loans increase the responsiveness of the Banks’ loan portfolios to changes in market interest rates. However, ARM loans generally carry lower initial interest rates than fixed-rate loans. Accordingly, they may be less profitable than fixed-rate loans during the initial interest rate period. In addition, since they are more responsive to changes in market interest rates than fixed-rate loans, ARM loans can increase the possibility of delinquencies in periods of high interest rates.
The Banks also originate loans secured by mortgages on commercial real estate and multi-family residential real estate. At June 30, 2008, the Banks’ commercial real estate portfolio totaled $1.70 billion, or 18% of total loans. Since these loans usually are larger than one-to-four family residential mortgage loans, they generally involve greater risks than one-to-four family residential mortgage loans. In addition, since customers’ ability to repay those loans often is dependent on operating and managing those properties successfully, adverse conditions in the real estate market or the economy generally can impact repayment of these loans more severely than loans secured by one-to-four family residential properties. Moreover, the commercial real estate business is subject to downturns, overbuilding and local economic conditions.
The Banks also make construction loans for residences and commercial buildings, as well as on unimproved property. At June 30, 2008, the Banks’ commercial real estate-construction loan portfolio totaled $1.85 billion, or 20% of total loans. While these loans receive higher yields than those obtainable on permanent residential mortgage loans, the higher yields correspond to the higher risks associated with construction lending. Those include risks associated with the type of property securing the loan, including that the properties are not currently generating income. Accordingly, consistent with industry practice, the Banks sometimes fund the interest on a construction loan by including the interest as part of the total loan, further increasing the indebtedness secured by the property. Moreover, construction lending often involves disbursing substantial funds with repayment dependent largely on the success of the ultimate project instead of the borrower’s or guarantor’s ability to repay. Again, adverse conditions in the real estate market or the economy generally can impact repayment of construction loans more severely than loans secured by one-to-four family residential properties.
At June 30, 2008, the Banks’ consumer loan portfolio totaled $1.8 billion, or 19% of total loans. Consumer loans potentially have a greater risk than residential mortgage loans, particularly in the case of loans that are unsecured. Repayment of consumer loans is dependent on the borrower’s ongoing financial stability, and thus is more likely to be adversely affected by job loss, illness, or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. During periods of economic slowdown, we may experience higher levels of past due amounts, which could result in higher levels of allowances for loan losses. We also face the risk that collateral, to the extent a loan is collateralized, for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.
In the event of worsening economic conditions or deterioration in commercial and real estate markets, we would expect increased non-performing assets, credit losses and provisions for loan losses. Please refer to “Commercial Lending,” “Construction Lending,” “Consumer Lending,” and “Residential Mortgage Lending” in our Management’s Discussion and Analysis in our Annual Report to Shareholders for 2007 for discussions of our credit risk.
Our investment securities portfolio is subject to credit risk, market risk, and illiquidity.
Our investment securities portfolio has risks beyond our control that can significantly influence the fair value of the securities it contains. These factors include, but are not limited to, rating agency downgrades of the securities, defaults of the issuers of the securities, lack of market pricing of the securities, and continued instability in the credit markets. The current lack of market activity and the illiquidity of the securities have, in certain circumstances, required us to base our fair market valuation on unobservable inputs. Any change in current accounting principles or interpretations of these principles could impact our assessment of fair value and thus our determination of other than temporary impairment. If these securities are determined to be other than temporarily impaired, we would be required to write down the securities, which could adversely affect our earnings and regulatory capital ratios.
We are subject to liquidity risks.
Market conditions, including a diminished ability to access the capital markets or other events, could negatively affect the level or cost of liquidity available to us, which would affect our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Core deposits are our primary source of funding. At June 30, 2008, total loans relative to core deposits was 162%. Because our consumer banking and core deposit gathering activities remain focused in Delaware, while our commercial banking activities have expanded throughout the mid-Atlantic region, we are dependent on non-core funding sources to augment our core deposits. A significant decrease in our core deposits, an inability to obtain alternative funding to our core deposits, or a substantial, unexpected, or prolonged change in the level or cost of liquidity could have a negative effect on our business and financial condition. Please refer to “Liquidity and Funding” in our Management’s Discussion and Analysis in our Annual Report to Shareholders for 2007 and in our Form 10-Q for the second quarter of 2008 for a discussion of our liquidity risk.
A sustained weakness or weakening in business and economic conditions generally or specifically in the principal markets in which we do business could adversely affect our business and operating results.
Our business could be adversely affected to the extent that weaknesses in business and economic conditions have direct or indirect impacts on us or on our customers and counterparties. These conditions could lead, for example, to one or more of the following:
•	a decrease in the demand for loans and other products and services we offer:

•	a decrease in usage of unfunded commitments;

•	a decrease in customer savings generally and in the demand for savings and investment products we offer; or

•	an increase in the number of customers and counterparties who become delinquent, file for protection under bankruptcy laws, or default on their loans and other obligations to us. An increase in the number of delinquencies, bankruptcies, or defaults could result in a higher level of nonperforming assets, net charge-offs, provision for credit losses, and valuation adjustments on loans held for sale.
Although many of our businesses are national in scope, our retail banking business is concentrated in Delaware and Pennsylvania, and thus that business is particularly vulnerable to adverse changes in economic conditions in these regions.
We and/or the holders of our securities could be adversely affected by unfavorable rating actions from rating agencies.
Our ability to access the capital markets is important to our overall funding profile. This access is affected by the ratings assigned by rating agencies to us, certain of our affiliates, and particular classes of securities that we and our affiliates issue. The interest rates that we pay on our securities are also influenced by, among other things, the credit ratings that we, our affiliates, and/or our securities receive from recognized rating agencies. On September 3, 2008, Standard & Poor’s confirmed its rating of us and Wilmington Trust Company, but lowered its outlook for us to negative from stable because of concerns over our real estate construction portfolio and declining capital ratios.
Our financial condition and results of operations could be adversely affected by previous or future acquisitions.
We have acquired companies and business units in the past, and may from time make additional acquisitions in the future. The acquisition of other entities or business units presents many risks including, but not limited to, unknown or contingent liabilities not fully discovered in the due diligence process, the inability to integrate personnel and systems efficiently and cost-effectively, loss of customers, and the continuing profitability of the acquired entity or business unit. A portion of the purchase price for our acquisitions is normally allocated to goodwill. If there is deterioration in the value of the acquired entity or business unit, we may be required to record a goodwill impairment that could affect our net income and stockholders’ equity adversely.
We face increasing competition for deposits, loans, and assets under management.
The Banks compete for deposits, loans, and assets under management. Many of the Banks’ competitors are larger and have greater financial resources and larger lending limits than the Banks. These disparities have been accelerated with increasing consolidation in the financial services industry. Savings banks, savings and loan associations, and commercial banks located in the Banks’ principal market areas historically have provided the most direct competition for deposits. Dealers in government securities, deposit brokers, and credit card, direct, and internet-based financial institutions outside of the Banks’ principal market areas also provide competition for deposits. Savings banks, savings and loan associations, commercial banks, mortgage banking companies, insurance companies, and other institutional lenders provide the principal competition for loans. This competition can increase the rates the Banks pay to attract deposits and reduce the interest rates they can charge on loans, and impact the Banks’ ability to retain existing customers and attract new customers.
Banks, trust companies, investment advisers, mutual fund companies, multi-family offices, and insurance companies provide the Banks’ principal competition for trust and asset management business.
Our ability to compete for business depends in part on our ability to develop and market new and innovative products and services, and to adopt or develop new technologies that differentiate our products and services or provide cost efficiencies. Rapid technological change in the financial services industry, together with competitive pressures, require us to make ongoing investments to bring new products and services to market in a timely fashion and at competitive prices. If we fail to develop and market new and innovative products and services, or fail to adopt or develop new technologies, our business could be negatively affected.

Risks Relating to our Common Stock and the Offering
The price of our common stock is volatile and may decline.
The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:
•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us; or

•	domestic and international economic factors unrelated to our performance.
There may be future dilution of our common stock.
Our Restated Certificate of Incorporation authorizes our Board of Directors to, among other things, issue additional shares of common or preferred stock or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options, or warrants to purchase our common stock in the future and those stock appreciation rights, options, or warrants are exercised or the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.
We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.
In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, guarantees, preferred stock, hybrid securities, or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in future offerings may be influenced by market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Our results of operations depend upon the results of operations of our subsidiaries.
We are a holding company that conducts substantially all of our operations through our banks and other subsidiaries. As a result, our ability to make dividend payments on our common stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.
The ability of our subsidiaries to pay dividends or make other payments to us is limited by their need to maintain sufficient capital and by other general regulatory restrictions on their dividends. If they do not satisfy these requirements, we may be unable to pay dividends on our common stock.
Please refer to Note 16 of the Notes to Consolidated Financial Statements in our Annual Report to Shareholders for 2007 for a discussion of restrictions on the payment of dividends by the Banks and us.
Resales of our common stock in the public market following the offering may cause its market price to fall.
We may issue shares of our common stock with an aggregate sales price of up to $150 million in connection with this offering. The issuance of these new shares could have the effect of depressing the market price for shares of our common stock.

USE OF PROCEEDS
We currently intend to use the net proceeds from the sale of the common stock offered hereby for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “WL.” As of June 30, 2008, we had approximately 67,335,460 shares of common stock outstanding
The following table sets forth, for the periods indicated below, the high and low sales prices for our common stock as reported by the NYSE and the dividends per share paid in such periods:

	Price range of		Dividend
	common stock		paid
Quarter Ended	High	Low	per share
Fiscal Year Ended December 31, 2006
First Quarter	$44.80	$38.54	$0.300
Second Quarter	$45.21	$40.22	$0.315
Third Quarter	$45.61	$40.52	$0.315
Fourth Quarter	$45.33	$40.54	$0.315
Fiscal Year Ended December 31, 2007
First Quarter	$44.55	$39.74	$0.315
Second Quarter	$43.14	$39.62	$0.335
Third Quarter	$42.14	$36.46	$0.335
Fourth Quarter	$42.00	$32.57	$0.335
Fiscal Year Ended December 31, 2008
First Quarter	$35.50	$27.78	$0.335
Second Quarter	$35.17	$26.26	$0.345
Third Quarter (through September 19, 2008)	$46.75	$20.50	$0.345
On September 19, 2008, the last reported sale price of our common stock on the NYSE was $35.75 per share.
DIVIDEND POLICY
We have increased our cash dividends on our common stock for each of the last 27 consecutive years. In April 2008, our Board of Directors approved a 3% increase in the dividend. On an annualized basis, this raised the annual dividend from $1.34 per share to $1.38 per share.
The payment of future dividends is subject to the discretion of our Board of Directors which will consider, among other factors, our operating results, overall financial condition, and capital requirements, as well as general business and market conditions.
As a bank holding company, our ability to declare and pay dividends also is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. As of June 30, 2008, we were considered well-capitalized under the capital standards that our banking regulators use to assess the capital adequacy of bank holding companies. These capital adequacy requirements specify guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The quantitative measures require us to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average quarterly assets. Our banking regulators also make qualitative judgments about the components of our capital guidelines to calculate our capital position. To be classified as “well capitalized” under the guidelines, banks generally must maintain ratios of total capital that are 100 to 200 basis points higher than the minimum requirements. We review our on- and off–balance-sheet items on a continual basis to ensure that the amounts and sources of our capital enable us to continue to exceed the minimum guidelines.

CAPITALIZATION
The following table sets forth our consolidated capitalization at June 30, 2008 on an actual basis. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2008 filed with the SEC and incorporated by reference into this prospectus supplement.

As of June 30, 2008
Actual
(In millions, except shares)	(Unaudited)
Liabilities:
Deposits	$8,615.7
Short-term borrowings	1,775.7
Other liabilities	207.5
Long-term debt	467.8

Total liabilities	$11,066.7
Minority interest	$0.2
Shareholders’ equity:
Preferred stock, par value $1 per share Authorized: 1,000,000 shares Issued and outstanding: none	$—
Common stock, par value $1 per share Authorized: 150,000,000 shares Issued and outstanding: 67,335,460 shares	78.5
Capital surplus	194.0
Accumulated other comprehensive income	(67.7)
Retained earnings	1,197.3
Treasury stock	(335.7)

Total shareholders’ equity	$1,066.4

Total liabilities, minority interest, and shareholders’ equity	$12,133.3

DESCRIPTION OF THE COMMON STOCK
Please refer to “Description of Common Stock” in the accompanying prospectus for a summary description of our common stock being offered hereby.

CERTAIN U.S. FEDERAL INCOME
TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK
The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of common stock by a non-U.S. holder (as defined below) that holds the common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local, or foreign tax laws.
You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of common stock.
For purposes of this summary, you are a “non-U.S. holder” if you are a beneficial owner of common stock that, for U.S. federal income tax purposes, is:
•	an individual that is not a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is not created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is not subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) no court within the United States is able to exercise primary supervision over its administration or no United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, and (2) the trust has not made an election under the applicable Treasury regulations to be treated as a United States person.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
Dividends
Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:
•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.
If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.
If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Disposition of Common Stock
If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of common stock unless:
•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions exist; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.
“Effectively connected” gains are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by U.S.-source capital loss.
We believe we are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
Except as described below, a non-U.S. holder generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common stock effected at a United States office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:
•	a valid Internal Revenue Service Form W-8BEN upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership, an estate, or a trust, Form W-8IMY (if applicable), together with any other relevant documents, certifying that the non-U.S. holder and each partner in the partnership or beneficiary of the estate or trust is) a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations.
However, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:
•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.
In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:
•	a United States person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

PLAN OF DISTRIBUTION
We have entered into a sales agreement with Merrill Lynch under which we may issue and sell from time to time shares of our common stock having an aggregate sales price of up to $150,000,000 through Merrill Lynch as our sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. As agent, Merrill Lynch will not engage in any transactions that stabilize our common stock.
Under the terms of the sales agreement, we also may sell shares of our common stock to Merrill Lynch as principal for its own account at a price agreed upon at the time of sale. Merrill Lynch may offer the shares of common stock sold to it as principal from time to time through public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale, or at prices related to prevailing market prices.
Merrill Lynch will offer the shares of common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Merrill Lynch. We will designate the maximum amount of shares of common stock to be sold through Merrill Lynch on a daily basis or otherwise determine such maximum amount together with Merrill Lynch. Subject to the terms and conditions of the sales agreement, Merrill Lynch will use its reasonable efforts to sell on our behalf all of the designated shares of common stock. We may instruct Merrill Lynch not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or Merrill Lynch may suspend the offering of shares of common stock being made through Merrill Lynch under the sales agreement upon proper notice to the other party.
Merrill Lynch will receive from us a commission equal to 2.00% of the gross sales price per share for any shares sold through it as our sales agent under the sales agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares.
Merrill Lynch will provide written confirmation to us following the close of trading on the NYSE each day in which shares of common stock are sold by it for us under the sales agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share, the net proceeds to us, and the compensation payable by us to Merrill Lynch.
Settlement for sales of shares of common stock will occur, unless the parties agree otherwise, on the third business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust, or similar arrangement.
We will report at least quarterly the number of shares of common stock sold through Merrill Lynch under the sales agreement, the net proceeds to us, and the compensation paid by us to Merrill Lynch in connection with the sales of common stock.
In connection with the sale of the common stock on our behalf, Merrill Lynch may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Merrill Lynch may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Merrill Lynch against certain civil liabilities, including liabilities under the Securities Act.
In the ordinary course of their business, Merrill Lynch and/or its affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, lending, financial advisory, or other services for us for which they have received, or may receive, separate fees.
If Merrill Lynch or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934 are not satisfied, that party will promptly notify the other and sales of common stock under the sales agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of Merrill Lynch and us.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to Merrill Lynch under the sales agreement, will be approximately $362,000.
The offering of common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of shares of our common stock having an aggregate sales price of $150,000,000 and (2) the termination of the sales agreement by either Merrill Lynch or us.
VALIDITY OF SECURITIES
Certain legal matters regarding the common stock will be passed upon for Wilmington Trust by Nixon Peabody LLP, special counsel to Wilmington Trust, and certain legal matters regarding the common stock will be passed upon for Wilmington Trust by Gerard A. Chamberlain, Esquire, Deputy General Counsel and Vice President of Wilmington Trust. Mr. Chamberlain is an employee of Wilmington Trust Company and owns stock and options to purchase greater than 500 shares of stock of Wilmington Trust Corporation. Certain legal matters regarding the common stock will be passed upon for the sales agent by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
The consolidated financial statements of Wilmington Trust Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007, financial statements refers to our adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.

PROSPECTUS
WILMINGTON TRUST CORPORATION
COMMON STOCK
DEBT SECURITIES

We may offer, issue, and sell the types of securities listed above from time to time.
This prospectus provides you with a general description of certain of the securities we may offer. Each time we offer securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering, the terms of the securities being offered, and, if applicable, a description of the securities being offered. Any such prospectus supplement also may add to or update information contained in this prospectus. This prospectus may not be used to offer to sell any securities unless accompanied by a prospectus supplement. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.
We may offer and sell the securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters, or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from those sales will be described in the prospectus supplement.
These securities will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other governmental agency.
Investing in our securities involves risks, including the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2008, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and/or risk factors, if any, set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as referenced on page 2 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2008.

In this prospectus, “we,” “us,” “our,” “Wilmington Trust,” and the “Company” refer to Wilmington Trust Corporation and its subsidiaries, unless specified otherwise.

-i-

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Wilmington Trust filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. We may offer common stock or debt securities from time to time.
Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement also may add to, update, or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus will be superseded by the information in that prospectus supplement. You should read this prospectus, the applicable prospectus supplement, and the additional information incorporated by reference into this prospectus described below under “Where You Can Find More Information” before making an investment in our securities.
The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution, a description of the securities, if applicable, and any underwriting compensation and the other specific material terms related to the offering of the securities. The prospectus supplement also may contain information about material U.S. federal income tax considerations relating to the securities where applicable. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference into our registration statement of which this prospectus forms a part.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed with the SEC, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the caption “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. These securities are not being offered in any jurisdiction in which the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement, or any documents incorporated by reference herein or therein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date.
RISK FACTORS
You should consider carefully the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports and other information with the SEC. These reports and other information can be read and copied upon payment of a duplication fee at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. The SEC maintains a website (http://www.sec.gov) that contains reports and other information regarding companies that file with the SEC electronically, including us. These reports and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or through our website (http://www.wilmingtontrust.com). Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing those filed documents. Any statement contained or incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any document filed subsequently that also is incorporated by reference herein, modifies or supersedes that earlier statement. Any statement so modified or superseded is not deemed to constitute a part of this prospectus, except as so modified or superseded.
The following documents have been filed by Wilmington Trust (File No. 001-14659) with the SEC and are incorporated by reference into this prospectus (excluding any portions of those documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (which we filed with the SEC on February 29, 2008);

•	The sections of our Annual Report to Shareholders for 2007, which we filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (which we filed with the SEC on February 29, 2008), entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Audited Consolidated Financial Statements”, “Notes to Consolidated Financial Statements”, “Reports of Independent Registered Public Accounting Firm”, and “Stockholder Information”, to the extent required to be disclosed on Form 10-K and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	The information required by Part III of Form 10-K contained in our Definitive Proxy Statement on Schedule 14A (which we filed with the SEC on February 29, 2008) on pages 1, 3-6, and 9-30 thereof;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 (which we filed with the SEC on May 12, 2008) and for the quarter ended June 30, 2008 (which we filed with the SEC on August 11, 2008);

•	Forms 8-K we filed with the SEC on January 31, 2008, February 19, 2008, March 25, 2008, April 1, 2008, April 18, 2008, June 24, 2008, June 25, 2008, July 18, 2008, and September 11, 2008; and

•	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A/A (which we filed with the SEC on December 22, 2004), File No. 001-14695.
All documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference into this prospectus from the date of the filing of the documents, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information filed with the SEC previously.
We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office, located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, (302) 651-1000, Attention: Gerard A. Chamberlain.
FORWARD-LOOKING INFORMATION
This prospectus, any prospectus supplement, and any other documents included or incorporated by reference into this prospectus may contain statements that may be deemed to be “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications that contain those statements from time to time. Forward-looking statements include statements regarding industry trends and our future expectations and other matters that do not relate strictly to historical facts and are based on certain assumptions by our management. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” “continue,” and similar expressions or variations. These statements are based on our management’s knowledge and belief as of the date of this prospectus and include information concerning our possible or assumed future financial condition and our results of operations, business, and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, many beyond our ability to control or predict, could cause future results to differ, even materially, from those contemplated by these forward-looking statements. These factors include (1) changes in national or regional economic conditions, (2) changes in interest rates, (3) fluctuations in the equity and fixed-income markets, (4) significant changes in banking laws or regulations, (5) increased competition in our markets, (6) higher-than-expected credit losses, (7) the effect of acquisitions and integration of acquired businesses, (8) unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions, (9) changes in accounting policies, procedures, or guidelines that may be required by the Financial Accounting Standards Board or regulatory agencies, (10) economic uncertainty created by increasing unrest in other parts of the world, and (11) new litigation or developments in existing litigation. Weakness or a decline in capital or consumer spending could affect our performance adversely in a number of ways, including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit levels or changes in deposit interest rates, among other things, could slow our growth or put pressure on current deposit levels. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the risks described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk set forth in our other filings with the SEC that are incorporated by reference into this prospectus or any applicable prospectus supplement. You should consider those factors carefully before investing in our securities. Those forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES
Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended	Year Ended December 31,
	June 30, 2008	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges
Excluding interest on deposits	1.8	3.8	3.6	5.3	7.0	7.5
Including interest on deposits	1.2	1.8	1.7	2.4	3.2	3.2
These ratios include Wilmington Trust and its subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses, and an amount equivalent to interest included in rental charges.
USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes.

DESCRIPTION OF COMMON STOCK
The following description of common stock is a summary that is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus or the accompanying prospectus supplement. Because this is a summary, it may not contain all of the information that is important to you. For more detailed information, please see our Restated Certificate of Incorporation and Bylaws, which have been filed in their entirety with the SEC. Please refer to the section entitled “Where You Can Find More Information,” starting on page 1 above.
General
We are authorized to issue 150,000,000 shares of our common stock, par value $1.00 per share, and 1,000,000 shares of our preferred stock, par value $1.00 per share. As of August 31, 2008, 67,365,749 shares of our common stock were issued and outstanding, and 7,039,523 shares of our common stock were issuable upon the exercise of outstanding stock options.
The rights of holders of our common stock are governed by Delaware’s General Corporation Law and banking law, our Certificate of Incorporation and Bylaws, and the applicable regulations of the Federal Reserve Board. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Our shares of common stock are entitled to one vote per share, and are traded on the New York Stock Exchange under the symbol “WL.”
Voting
Until shares of our preferred stock are issued, if ever, the holders of our common stock will possess all rights, including exclusive voting rights, pertaining to our capital stock, except as otherwise required by law. Shares of our common stock do not have cumulative voting rights. Stockholders may not approve any action by written consent without a meeting of the stockholders.
Dividend Rights
The holders of outstanding shares of our common stock are entitled to receive dividends when, as, and if declared by our Board of Directors, in their discretion, out of funds legally available therefor.
Liquidation Rights
In the event of any liquidation, dissolution, or winding up of us, the holders of shares of our common stock will be entitled to receive all of our remaining assets, after payment of all of our debts and liabilities (including $250 million aggregate principal amount of our outstanding 4.875% Subordinated Notes due 2013 and $200 million aggregate principal amount of our outstanding 8.50% Subordinated Notes due 2018) and subject to the rights, if any, of holders of shares of our preferred stock, if any.
Preemptive Rights; Redemption
Our stockholders are not entitled to preemptive rights with respect to any shares of capital stock we issue. Our common stock is not subject to call or redemption.
Board of Directors; Classification of the Board
Our Certificate of Incorporation provides that our Board (other than directors elected by holders of any series of our preferred stock) consists of not less than one nor more than 25 directors, with the number of directors fixed from time to time by resolution passed by our Board, and that our directors (other than directors elected by the holders of any series of our preferred stock) are divided into three classes, as nearly equal in number as possible, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires.

Limitation of Liability of Directors
Our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty, except to the extent that such exemption from liability is not permitted by Delaware law. Delaware prohibits an exemption or limitation of a director’s liability in cases involving a director’s breach of the duty of loyalty, acts or omissions not in good faith, intentional misconduct, knowing violations of law, improper personal benefits, or improper dividends or distributions. We will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding by reason of the fact that he or she is or was our director or is or was serving at our request as a director of another entity.
Certain Provisions Affecting Changes in Control
Our Certificate of Incorporation provides that, in addition to any other vote required by law, a “business combination” requires the affirmative vote of the holders of at least 75% of the combined voting power of the then outstanding shares of our voting stock, voting together as a single class, unless there are one or more continuing directors then in office and such business combination has been approved by our Board (including the affirmative vote of at least a majority of the continuing directors then in office), in which case that business combination only requires such vote as is required by law or by other provisions of our Certificate. Certain transactions encompassed by the term “business combination,” such as certain issuances of stock or certain sales of assets, would not require a vote of stockholders under Delaware’s General Corporation Law, while certain other transactions, such as a reclassification of capital stock, would require an affirmative vote of a majority of the outstanding shares of capital stock entitled to vote thereon. This provision could have the effect of giving a minority of our stockholders the ability to preclude the consummation of certain business combinations when a majority of our stockholders believe that such a business combination is desirable or beneficial.
For purposes of this provision, a “business combination” includes:
•	any merger or consolidation of us or any of our subsidiaries with or into (a) any related person or (b) any other corporation (whether or not itself a related person) that, after such merger or consolidation, would be an affiliate or associate of a related person;

•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of related transactions) to or with any related person of any assets of us or any subsidiary of ours, having an aggregate fair market value of $1,000,000 or more;

•	the issuance or transfer by us or any of our subsidiaries (in one or more related transactions, and other than by way of pro rata distribution to all stockholders or a reclassification, dividend, or subdivision of such securities, and other than in connection with the exercise or conversion of securities exercisable for or convertible into our securities, or securities of one of our subsidiaries, that have been distributed pro rata to stockholders) of any of our securities or the securities of any of our subsidiaries to any related person in exchange for cash, securities, or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more;

•	the adoption of any plan or proposal proposed by or on behalf of a related person for our liquidation or dissolution; or

•	any reclassification of our securities, recapitalization of us, any merger or consolidation of us with or into any of our subsidiaries, or any similar transaction that has the effect, directly or indirectly, of increasing by more than one percent the proportion of outstanding shares of any class of equity or convertible securities of us or any of our subsidiaries that are directly or indirectly owned by any related person.

For purposes of this provision, a “related person” is, other than us, any of our subsidiaries, any employee benefit plan or stock plan of us or any of our subsidiaries, or any person or entity organized, appointed, established, or holding voting stock for or pursuant to the terms of such plan:
•	any individual, corporation, partnership, or other entity, or any group of two or more of the foregoing that act together or have agreed to act together and which, together with its or their affiliates and associates, beneficially owns, directly or indirectly, in the aggregate, 10% or more of the combined voting power of the then-outstanding shares of our voting stock, as well as any affiliate or associate of such individual, corporation, partnership, or other entity;

•	an affiliate of us which at any time within two years prior thereto beneficially owned, directly or indirectly, 10% or more of the combined voting power of the outstanding shares of our voting stock; or

•	an assignee of or successor to any shares of our capital stock that were at any time within two years prior thereto beneficially owned by any related person.
Stockholder Rights Plan
On December 16, 2004, our Board approved an amended and restated rights plan. The rights plan is for a ten-year term and entitles registered holders of our common stock, on the conditions summarized below, to purchase from us one one-thousandth of a share of our preferred stock at a price of $128.00 per one one-thousandth of a share.
Under the rights plan, until the earlier of (1) 10 days after a public announcement that a person or group of affiliated or associated persons has acquired 15% or greater of our common stock or (2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer that would result in such person or group owning 15% or greater of our common stock, in either case an acquiring person, the rights will be evidenced by our common stock certificate, together with a copy of the summary of rights, and will automatically trade with the common stock and not be exercisable. Upon such date (the “Distribution Date”), separate certificates evidencing the rights will be distributed to the holders of record of our common stock as of the Distribution Date, and each right will entitle its holder to purchase participating preferred stock for an exercise price of $128.00 per one one-thousandth of a share. The purchase price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights is subject to antidilution adjustments in the case of stock dividends, stock splits, the grant of rights or warrants to subscribe for or purchase preferred stock at a price less than the then-current market price of the preferred stock, or upon the distribution to preferred stockholders of evidences of indebtedness or assets or of subscription rights or warrants.
Shares of preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled, when, as, and if declared, to a minimum preferential quarterly dividend payment of the greater of (1) $10 per share or (2) an amount equal to 1,000 times the dividend declared per share of common stock. In the event of our liquidation, dissolution, or winding up, the holders of the preferred stock purchasable upon exercise of the rights will be entitled to a minimum preferential payment of the greater of (1) $1,000 per share (plus any accrued but unpaid dividends) and (2) an amount equal to 1,000 times the payment made per share of common stock. Each share of preferred stock will have 1,000 votes, voting together with the common stock. In the event of any merger, consolidation, or other transaction in which outstanding shares of common stock are converted or exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.
If any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereupon become void), will have the right thereafter to receive, upon exercise of a right at the then-current exercise price of the right, that number of shares of common stock having a market value equal to two times the exercise price of the right.
If, after a person or group of affiliated or associated persons becomes an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an acquiring person, which will have become void) will thereafter have the right to receive, upon the exercise of a right, that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent) that at the time of that transaction has a market value of two times the exercise price of the right.

At any time after any person or group of affiliated or associated persons becomes an acquiring person and before the acquisition by that acquiring person of 50% or more of the outstanding shares of our common stock, our Board may exchange the rights (other than rights owned by that acquiring person, which will have become void), in whole or in part, for shares of common stock or preferred stock (or a series of our preferred stock having equivalent rights, preferences, and privileges), at an exchange ratio of one share of common stock, or a fractional share of preferred stock (or other preferred stock), equivalent in value thereto, per right.
At any time prior to the time that any person or group of affiliated or associated persons becomes an acquiring person, our Board may redeem the rights in whole, but not in part, at a price of $.01 per right, payable, at our option, in cash, shares of common stock, or such other form of consideration as our Board may determine. The redemption of the rights may be made effective at the time, on the basis, and with the conditions our Board may establish in its sole discretion. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.
For so long as the rights are then redeemable, we may, except with respect to the redemption price, amend the rights plan in any manner.
Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of us, including the right to vote or to receive dividends.

DESCRIPTION OF DEBT SECURITIES
The debt securities we may issue will constitute either senior securities (“Senior Securities”) or subordinated securities (“Subordinated Securities”). The Senior Securities will be issued under an indenture (the “Senior Indenture”) between us and the trustee under such indenture. The Subordinated Securities will be issued under an Indenture (the “Subordinated Indenture”) between us and the trustee under such indenture. The trustees under the Senior Indenture and the Subordinated Indenture are referred to herein, as applicable, as the “Trustee.” The Senior Indenture and the Subordinated Indenture are individually referred to herein as an “Indenture” and collectively referred to herein as the “Indentures.” The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete, and are qualified in their entirety by reference to the applicable Indenture, a copy of which has been filed with the SEC. Whenever defined terms are used but not defined herein, those terms have the meanings ascribed to them in the applicable Indenture, which meanings are incorporated by reference herein.
The following description of the terms of the securities sets forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The particular terms of any securities and the extent, if any, to which those general provisions may apply to those securities will be described in the prospectus supplement relating to those securities.
Neither of the Indentures limits the aggregate principal amount of securities that may be issued thereunder, and each Indenture provides that securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Neither the Indentures nor the securities issued thereunder will limit or otherwise restrict the amount of other indebtedness we may incur or the other securities we or any of our subsidiaries may issue.
Because we are a holding company, our rights and the rights of our creditors, including the holders of the securities offered hereby, to participate in the assets of any of our affiliates upon the latter’s liquidation or reorganization, will be subject to the prior claims of such affiliate’s creditors, except to the extent that we ourselves may be a creditor with recognized claims against such affiliate.
Reference is made to the applicable prospectus supplement for any series of securities for a description of the following terms:
•	the title of those securities;

•	the limit, if any, on the aggregate principal amount or aggregate initial public offering price of those securities;

•	the priority of payment of those securities;

•	the price or prices at which the securities will be issued (which may be expressed as a percentage of the aggregate principal amount thereof);

•	the date or dates on which the principal of the securities will be payable;

•	the rate or rates per annum at which those securities will bear interest (which may be fixed or variable), if any, or the method of determining the same;

•	the date or dates from which that interest, if any, on the securities will accrue, the date or dates on which that interest, if any, will be payable (“Interest Payment Dates”), the date or dates on which payment of that interest, if any, will commence, and the regular record dates for those Interest Payment Dates (“Regular Record Dates”);

•	the extent to which any of the securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

•	each office or agency at which the securities may be presented for registration of transfer or exchange;

•	the place or places at which the principal of, premium, if any, and interest, if any, on the securities will be payable;

•	the date or dates, if any, after which those securities may be redeemed or purchased in whole or in part, at our option, mandatorily redeemed pursuant to any sinking, purchase, or analogous fund, or purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof;

•	the denomination or denominations in which those securities are authorized to be issued;

•	whether any of the securities will be issued as Original Issue Discount Securities (as defined below);

•	information with respect to book-entry procedures, if any, to the extent they differ from the book-entry procedures described herein;

•	any additional covenants or events of default not currently set forth in the applicable Indenture; and

•	any other terms of those securities not inconsistent with the provisions of the applicable Indenture.
Securities may be issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) (“Original Issue Discount Securities”), to be sold at a substantial discount below the stated principal amount thereof due at the stated maturity of those securities. There may not be any periodic payments of interest on Original Issue Discount Securities. If the maturity of any Original Issue Discount Security is accelerated, the amount payable to the holder of that Original Issue Discount Security upon that acceleration will be determined in accordance with the prospectus supplement, the terms of that security, and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of that Original Issue Discount Security. Federal income tax considerations with respect to Original Issue Discount Securities will be set forth in the prospectus supplement relating thereto.
Registration and Transfer
Securities will be issued only as registered securities, without coupons. Securities (other than a global security (as defined below)) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other securities of the same series at the office of the security registrar specified according to the terms of the applicable Indenture. That transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.
Payment and Paying Agents
Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and any interest on securities will be made at our office(s) and/or at the office(s) of the paying agent or paying agents (the “Paying Agents”) we may designate from time to time. However, at our option, payment of any interest may be made (1) by check mailed to the address of the person entitled thereto as that address appears in the applicable security register or (2) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable security register. Unless indicated otherwise in an applicable prospectus supplement, payment of any installment of interest on securities will be made to the person in whose name that debt security is registered at the close of business on the Regular Record Date for that payment.
Consolidation, Merger, or Sale of Assets
Each Indenture provides that we may, without the consent of the holders of any of the securities outstanding under that Indenture, consolidate with, merge into, or transfer our assets substantially as an entirety to any person or entity, provided that (1) any such successor expressly assumes our obligations on the applicable securities and under that Indenture, (2) after giving effect thereto (and after the lapse of time, notice, or both), no Event of Default (as defined in the Senior Indenture) in the case of Senior Securities, or Default (as defined in the Subordinated Indenture) in the case of Subordinated Securities, shall have happened and be continuing, and (3) certain other conditions under that Indenture are met. Accordingly, any such consolidation, merger, or transfer of assets substantially as an entirety that meets the conditions described above would not create any Event of Default or Default that would entitle holders of the securities, or the Trustee on their behalf, to take any of the actions described below under the caption “Senior Securities - Events of Default, Waivers, etc.” or “Subordinated Securities — Events of Default, Waivers, etc.”
Leveraged and Other Transactions
The Indentures and the securities issued thereunder do not contain provisions that would afford holders of the securities protection in the event of a highly leveraged or other transaction involving us that could affect the holders of the securities adversely.
Modification of the Indenture; Waiver of Covenants
Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding securities of each affected series, modifications and alterations of that Indenture may be made that affect the rights of the holders of those securities; provided, however, that no such modification or alteration may be made without the consent of the holder of each security so affected that would (1) change the maturity of the principal of, or of any installment of interest or premium on, any security issued pursuant to that Indenture, reduce the principal amount thereof or any premium thereon, change the method of calculating interest or the currency of payment of principal or interest (or premium, if any) on, reduce the minimum rate of interest on, impair the right to institute suit for the enforcement of any such payment on or with respect to, any such security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof; or (2) reduce the above-stated percentage in principal amount of outstanding securities required to modify or alter that Indenture.
SENIOR SECURITIES
The Senior Securities will be our direct, unsecured obligations and will rank pari passu with all of our outstanding unsecured senior indebtedness.
Events of Default, Waivers, Etc.
An Event of Default with respect to Senior Securities of any series is defined in the Senior Indenture as:
•	default in the payment when due of principal of or premium, if any, on any outstanding Senior Securities of that series;

•	default in the payment when due of interest on any outstanding Senior Securities of that series and continuance of that default for 30 days;

•	default in the performance of any other covenant of ours in the Senior Indenture with respect to outstanding Senior Securities of that series and continuance of that default for 90 days after written notice;

•	certain events of bankruptcy, insolvency, or reorganization of us; and

•	any other event that may be specified in a prospectus supplement with respect to any series of Senior Securities.
If an Event of Default with respect to any series of outstanding Senior Securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Senior Securities of that series may declare the principal amount (or if those Senior Securities are Original Issue Discount Securities, that portion of the principal amount that may be specified in the terms of that series) of all Senior Securities of that series to be due and payable immediately. If an Event of Default occurs and is continuing, the Trustee may, in its discretion, or at the written request of holders of not less than a majority in aggregate principal amount of the Senior

Securities of any series, and upon reasonable indemnity against the costs, expenses, and liabilities to be incurred in compliance with that request and subject to certain other conditions set forth in the Senior Indenture will, proceed to protect the rights of the holders of all Senior Securities of that series. The holders of a majority in aggregate principal amount of the Senior Securities of any series may waive an Event of Default resulting in acceleration of those Senior Securities, but only if all Events of Default with respect to Senior Securities of that series have been remedied and all payments due (other than those due as a result of acceleration) have been made.
The Senior Indenture also provides that, notwithstanding any other provision of the Senior Indenture, the holder of any Senior Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on those Senior Securities when due and that such right will not be impaired without the consent of that holder.
We are required to file with the Trustee annually a written statement of officers as to the existence or non-existence of defaults under the Senior Indenture or the Senior Securities.
SUBORDINATED SECURITIES
The Subordinated Securities will be our direct, unsecured obligations and, unless otherwise specified in the prospectus supplement related to a particular series of Subordinated Securities offered thereby, will be subject to the subordination provisions described below.
Subordination
If any distribution of our assets upon any dissolution, winding up, liquidation, or reorganization (a “Liquidation Distribution”) occurs, the holders of any Senior Indebtedness will first be entitled to receive payment in full of the amounts due or to become due before the holders of the Subordinated Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Securities. If, upon any such payment or distribution of assets there remain, after giving effect to those subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property, or securities available for payment or distribution in respect of Subordinated Securities (“Excess Proceeds”) and if, at that time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of those General Obligations, then those Excess Proceeds will first be applied to pay or provide for the payment in full of those General Obligations before any payment or distribution is made in respect of the Subordinated Securities.
In addition, no payment may be made of the principal of, premium, if any, or interest on the Subordinated Securities, or in respect of any redemption, retirement, purchase, or other acquisition of any of the Subordinated Securities, at any time when (1) there is a default in the payment of the principal of, premium, if any, interest on, or otherwise in respect of any Senior Indebtedness or (2) any Event of Default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of that payment on the Subordinated Securities or any redemption, retirement, purchase, or other acquisition of any of the Subordinated Securities permitting the holders of that Senior Indebtedness to accelerate the maturity thereof. Except as described above, our obligation to make payment of the principal of, premium, if any, or interest on the Subordinated Securities will not be affected.
Subject to payment in full of all Senior Indebtedness, the holders of Subordinated Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of our cash, property, or securities applicable to Senior Indebtedness. Subject to payment in full of all General Obligations, the holders of Subordinated Securities will be subrogated to the rights of the creditors in respect of General Obligations to receive payments or distributions of cash, property, or securities of us applicable to those creditors in respect of General Obligations.
“Senior Indebtedness” is defined in the Subordinated Indenture as the principal of, premium, if any, and interest on (1) all of our indebtedness for money borrowed, other than the Subordinated Securities, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed, or incurred, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the Subordinated Securities; or to rank pari passu with the Subordinated Securities and (2) any deferrals, renewals, or extensions of any such Senior Indebtedness. The term “indebtedness for money borrowed” used in the preceding sentence includes, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes, or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. There is no limitation on the issuance of Senior Indebtedness of the Company.
Unless otherwise specified in the prospectus supplement relating to a particular series of Subordinated Securities offered thereby, “General Obligations” means all of our obligations to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements, other than (1) obligations on account of Senior Indebtedness, (2) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Securities, and (3) obligations which by their terms are expressly stated not to be superior in right of payment to the Subordinated Securities or to rank pari passu with the Subordinated Securities; provided, however, that, notwithstanding the foregoing, if any rule, guideline, or interpretation promulgated or issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) (or other competent regulatory agency or authority) as in effect from time to time establishes or specifies criteria for the inclusion in regulatory capital of subordinated debt of a bank holding company requiring that such subordinated debt be subordinated to obligations to creditors in addition to those set forth above, then the term “General Obligations” also will include such additional obligations to creditors in effect from time to time pursuant to those rules, guidelines, or interpretations. For purposes of the definition of “General Obligations,” the term “claim” has the meaning assigned thereto in Section 101(5) of the Bankruptcy Code of 1978, as amended to the date of the Subordinated Indenture.
Limited Right of Acceleration
Unless otherwise specified in the prospectus supplement relating to any series of Subordinated Securities, payment of principal of the Subordinated Securities may be accelerated only in the case of our bankruptcy, insolvency, or reorganization. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities or the performance of any other covenant in the Subordinated Indenture.
Events of Default, Defaults, Waivers, Etc.
An Event of Default with respect to our Subordinated Securities of any series is defined in the Subordinated Indenture as certain events involving our bankruptcy, insolvency, or reorganization and any other Event of Default provided with respect to Subordinated Securities of that series.
A Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as:
•	an Event of Default with respect to that series;

•	default in the payment when due of the principal of or premium, if any, on any Subordinated Security of that series;

•	default in the payment when due of interest upon any Subordinated Security of that series and the continuance of that default for 30 days;

•	default in the performance of any other covenant or agreement of the Company in the Subordinated Indenture with respect to Subordinated Securities of that series and continuance of that default for 90 days after written notice; or

•	any other Default provided with respect to Subordinated Securities of that series.
If an Event of Default with respect to any series of outstanding Subordinated Securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Subordinated Securities of that series may declare the principal amount (or, if those Subordinated Securities are Original Issue Discount Securities, that portion of the principal amount that may be specified in the terms of that series) of all Subordinated Securities of that series to be due and payable immediately.

If a Default occurs and is continuing, the Trustee may, in its discretion, or at the written request of holders of not less than a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture, and upon reasonable indemnity against the costs, expenses, and liabilities to be incurred in compliance with that request and subject to certain other conditions set forth in the Subordinated Indenture will, proceed to protect and enforce the rights of the holders of all of the Subordinated Securities of that series. The holders of a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture may waive an Event of Default resulting in acceleration of those Subordinated Securities, but only if all Defaults have been remedied and all payments due have been made (other than those due as a result of acceleration).
The Subordinated Indenture also provides that, notwithstanding any other provision of the Subordinated Indenture, the holder of any Subordinated Security of any series has the right to institute suit to enforce any payment of principal of, premium, if any, or interest on the Subordinated Security of the respective Stated Maturities (as defined in the Subordinated Indenture) expressed in that Subordinated Security, and that such right will not be impaired without the consent of that holder.
We are required to file with the Trustee annually a written statement of officers as to the existence or non-existence of defaults under the Subordinated Indenture or the Subordinated Securities.
BOOK-ENTRY ISSUANCE
We may issue series of any securities as global securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary (the “global securities”).
Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.
Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.
DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of DTC participants.
We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

None of Wilmington Trust, the Trustee, or any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee, or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising, or reviewing any of the records of DTC, any nominee, or any DTC participant relating to those beneficial interests.
A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:
•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Exchange Act and any other applicable regulation, and we do not appoint a successor depositary within 90 days of such notice or the Company becoming aware of such ineligibility; or

•	we determine in our discretion that the global security will be exchangeable for certificated securities in registered form.
Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, of like tenor, and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at our office and/or at the office(s) of the Paying Agents we may designate from time to time. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.
Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under either of the Indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable Indenture.
We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the Indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.
DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement of securities transactions among DTC participants in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. (“FINRA”). Access to DTC’s system is also available to others, such as U.S. and non-U.S. securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.
If specified in the applicable prospectus supplement, investors may elect to hold interests in the offered securities outside the United States through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with Clearstream participants.
Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers, and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.
Global Clearance and Settlement Procedures
Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.
If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.
Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream, and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream, and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

PLAN OF DISTRIBUTION
We may sell the securities covered by this prospectus in one or more of the following ways from time to time:
•	to or through underwriters or dealers for resale to the purchasers;

•	directly to purchasers;

•	through agents or dealers to the purchasers; or

•	through a combination of any of these methods of sale.
In addition, we may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The applicable prospectus supplement may indicate that third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions to the extent not prohibited by law, regulation, or order, in connection with those derivatives. If so, the third party may use securities we pledge or that are borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in those sale transactions will be an underwriter and, if applicable, will be identified in the applicable prospectus supplement (or a post-effective amendment thereto).
A prospectus supplement with respect to each offering of securities will include, to the extent applicable:
•	the terms of the offering;

•	the name or names of any underwriters, dealers, remarketing firms, or agents and the terms of any agreement with those parties, including the compensation, fees, or commissions received by, and the amount of securities underwritten, purchased, or remarketed by, each of them, if any;

•	the public offering price or purchase price of the securities and an estimate of the net proceeds to be received by us from any such sale, as applicable;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the anticipated delivery date of the securities, including any delayed delivery arrangements, and any commissions we may pay for solicitation of any such delayed delivery contracts;

•	that the securities are being solicited and offered directly to institutional investors or others;

•	any discounts or concessions to be allowed or reallowed or to be paid to agents or dealers; and

•	any securities exchange on which the securities may be listed.
Any offer and sale of the securities described in this prospectus by us, any underwriters, or other third parties described above may be effected from time to time in one or more transactions, including, without limitation, privately negotiated transactions, either:
•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices at the time of sale; or

•	at negotiated prices.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:
•	on or through the facilities of the NYSE or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the NYSE or those other securities exchanges or quotation or trading services.
Those at-the-market offerings, if any, will be conducted by underwriters acting as principal or agent of Wilmington Trust, who may also be third-party sellers of securities as described above.
In addition, we may sell some or all of the securities covered by this prospectus through:
•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with us at the time of sale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block as principal in order to facilitate the transaction; and/or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.
Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the securities so offered and sold.
In connection with offerings made through underwriters or agents, we may enter into agreements with those underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents also may sell securities covered by this prospectus to hedge their positions in any such outstanding securities, including in short sale transactions to the extent not prohibited by law, regulation, or order. If so, the underwriters or agents may use the securities received from us under those arrangements to close out any related open borrowings of securities.
We may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in any event of default in the case of a pledge, sell the pledged securities using this prospectus and the applicable prospectus supplement. That financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities covered by this prospectus.
We may solicit offers to purchase the securities covered by this prospectus directly from, and we may make sales of such securities directly to, institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of such securities.
The securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms acting as principals for their own accounts or as agents for us.
If indicated in the applicable prospectus supplement, we may sell the securities through agents from time to time. We generally expect that any agent will be acting on a “best efforts” basis for the period of its appointment.
As one of the means of direct issuance of securities, we may utilize the service of an entity through which we may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.
We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.
If underwriters are used in any sale of any securities, the securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions, and the underwriters will be obligated to purchase all of that series of securities if any are purchased.
Underwriters, dealers, agents, and remarketing firms may at the time of any offering of securities be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers, agents, and remarketing firms may be required to make. Underwriters, dealers, agents, and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.
Each series of debt securities will be a new issue of debt securities and will have no established trading market. The securities sold pursuant to this prospectus may or may not be listed on a national securities exchange or foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.
Any underwriters to whom securities covered by this prospectus are sold by us for public offering and sale, if any, may make a market in the securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice.
In compliance with the guidelines of FINRA, no FINRA member may receive an amount of underwriting compensation in connection with a public offering of securities that is unfair or unreasonable. For determining the maximum amount of underwriting compensation considered fair and reasonable, the following factors are taken into consideration: the offering proceeds, the amount of risk assumed by the underwriter and related persons, and the type of securities being offered. FINRA guidelines note that fair and reasonable compensation generally will vary directly with the amount of risk assumed by participating members, and inversely with the dollar amount of the offering proceeds.
If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS
Unless otherwise specified in the applicable prospectus supplement, the validity of the common stock and debt securities of Wilmington Trust Corporation covered by this prospectus will be passed upon for us by Gerard A. Chamberlain, Esquire, Deputy General Counsel and Vice President. Mr. Chamberlain is an employee of Wilmington Trust Company and owns stock and options to purchase greater than 500 shares of stock of Wilmington Trust Corporation. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers, or agents, if any, that counsel will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Wilmington Trust Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.